INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan, (as restated March 1, 2011) (the “Plan”), is hereby further amended, effective as of September 9, 2013, unless otherwise indicated, as follows:

1.	By adding the following paragraph to the end of the “Introduction:”

On February 7, 2013, MDU Resources Group, Inc., through its wholly-owned subsidiary, WBI Energy, Inc., (“WBI Energy”) formed Dakota Prairie Refining, LLC (“Dakota Prairie”). WBI Energy owns 50% of the membership interests of Dakota Prairie and Calumet North Dakota, LLC (“Calumet”) owns 50% of the membership interests of Dakota Prairie. Calumet and consequently Dakota Prairie are not members of the MDU Resources Group, Inc. controlled group of corporations within the meaning of Section 414(b) of the Code. Effective as of September 9, 2013, Dakota Prairie will adopt the Plan for its eligible employees. Thereafter, with respect to Dakota Prairie, the Plan shall be maintained as a multiple employer plan (as defined in Section 413(c) of the Code) in accordance with Supplement I.
Explanation: This amendment clarifies that the Plan is a multiple employer plan effective as of the date that Dakota Prairie Refining, LLC adopts the Plan in accordance with Plan procedures.

2.	By adding the following new paragraph immediately following the first paragraph of the definition of term “Affiliate” in Article I of the Plan:

The term “Affiliate” shall also include any corporation, partnership, trade, or business that is 50 percent or more owned directly or indirectly by the Company and unrelated to the Company under Sections 414(b), 414(c), 414(m), and 414(o) of the Code. Any Affiliate that meets the foregoing definition and adopts the Plan in accordance with Article IX of the Plan shall be a Participating Affiliate in the Plan and is subject to the multiple employer plan rules of Section 413(c) of the Code and the Treasury Regulations issued thereunder.
Explanation: This amendment revises the definition of Affiliate to permit entities that are less than 80 percent owned by the Company to adopt the Plan and become Participating Affiliates.

3.	By adding a new Supplement I to the Plan, as follows:

Supplement I

Multiple Employer Plan Provisions
Applicable Upon Adoption of the Plan by
Dakota Prairie Refining, LLC

I-1	Introduction. Effective September 9, 2013, the Plan will constitute a single plan (within the meaning of Sections 413(a) and 414(l) of the Code and Treasury

Regulations Sections 1.413-1(a)(2) and 1.414(l)-1(b)(1)) maintained by more than one employer, as described in Section 413(c) of the Code and Treasury Regulation 1.413-2. All of the assets of the Plan shall be available on an ongoing basis to pay benefits to all Eligible Employees who are covered by the Plan and their beneficiaries.

I-2	Employer Provisions. The following provisions of the Plan shall apply separately to each Participating Affiliate, including Dakota Prairie Refining, LLC (“Dakota Prairie”):

(a)
Compensation for Determining Savings Contributions. For purposes of determining savings contributions made under Section 3.1 of the Plan for a Plan Year on behalf of a Participant employed by a Participating Affiliate, there shall be taken into account only the Compensation paid by that Participating Affiliate for such Plan Year.

(b)
Matching Contributions. Each Participating Affiliate shall make matching contributions for each pay period on behalf of Participants employed by such Participating Affiliate in accordance with Section 3.3(a) of the Plan (as modified by Schedule A to the Plan), which contributions shall be allocated to such Participants based on the Compensation received by such Participants from such Participating Affiliate for such pay period.

(c)
Employer Contributions. Each Participating Affiliate, in its sole discretion, may make either profit sharing contributions or retirement contributions, or both, on behalf of eligible Participants employed by the Participating Affiliate for a Plan Year in accordance with Section 3.4 of the Plan and the applicable Plan Supplement, which contributions shall be allocated to such Participants based on the Compensation received from the Participating Affiliate for such Plan Year.

(d)
Withdrawal from the Plan and Discontinuation of Contributions. Each Participating Affiliate may withdraw from the Plan or discontinue making contributions to the Plan in accordance with the rules and procedures established by the Committee.

I-3
Controlled Group Provisions. The following provisions of the Plan and the Code shall be applied separately to: (i) the controlled group of corporations (as defined in Section 414(b) of the Code) that includes Dakota Prairie (the “Dakota Controlled Group”); and (ii) the controlled group of corporations (as defined in Section 414(b) of the Code that includes MDU Resources Group, Inc. (the “MDU Controlled Group”):

(a)
Discrimination Limitations on Savings Contributions. The nondiscrimination rules of Section 401(k) of the Code described in Section 3.5 of the Plan shall be applied separately to the Dakota Controlled Group and the MDU Controlled Group, taking into account savings contributions for Participants who are employed by each such controlled group of corporations.

(b)
Restrictions on Matching Contributions. The nondiscrimination rules of Section 401(m) of the Code described in Section 3.6 of the Plan shall be applied separately to the Dakota Controlled Group and the MDU Controlled Group, taking into account the matching contributions for Participants who are employed by each such controlled group of corporations.

(c)
Deduction Limitations. Each applicable limitation on deductions provided under Section 404(a) of the Code shall be determined separately with respect to the Dakota Controlled Group and the MDU Controlled Group.

(d)
Top Heavy Provisions. The top heavy provisions of Section 416 of the Code described in Article XI of the Plan shall be applied separately to the Dakota Controlled Group and the MDU Controlled Group, taking account of benefits under plans provided to employees of such controlled group members because of service with such controlled group members.

I-4	Plan Provisions. The following provisions of the Plan and the Code shall be applied on a Plan-wide basis with respect to all Participating Affiliates in the Plan:

(a)
Exclusive Benefit. For purposes of applying the requirements of Section 401(a) of the Code in determining whether the Plan is, with respect to each Participating Affiliate, for the exclusive benefit of its Eligible Employees and their beneficiaries, all of the Eligible Employees of a Participating Affiliate that participate in the Plan shall be treated as Employees of each such Participating Affiliate.

(b)
Minimum Vesting Standards. The minimum vesting standards of Section 411 of the Code shall be applied as if all Participating Affiliates who maintain the Plan constituted a single employer, except that application of any rules with respect to Breaks in Service shall be made under regulations prescribed by the Secretary of Labor.

(c)
Minimum Participation Standards. The minimum participation standards of Section 410(a) of the Code shall be applied as if all Eligible Employees of each of the Participating Affiliates were employed by a single employer.

(d)
Limitations on Contributions. The limitations on contributions of Section 415 of the Code described in Section 3.7 of the Plan shall be applied with respect to each Participant in the Plan by taking into account the contributions made on behalf of such Participant by all Participating Affiliates under the Plan, the total contributions made on behalf of such Participant under all defined contribution plans maintained by members of the Dakota Controlled Group or the MDU Controlled Group, and the total Section 415 compensation (as defined in Section 3.7 of the Plan) received by the Participant from all Participating Affiliates under the Plan and from all members of the Dakota Controlled Group or the MDU Controlled Group.

(f)
Plan Administration. The Plan shall be administered by the Committee as a single plan maintained by more than one employer (within the meaning of Section 413(c) of the Code) in accordance with Article VI of the Plan.

(g)
Plan Amendment, Termination, or Discontinuance. The Plan or Trust funding the Plan may be amended, modified, changed, revised, terminated, or discontinued by the Company in accordance with Article VIII of the Plan. The Plan may also be amended in in certain circumstances by the Committee in accordance with Article VIII of the Plan.

I-5
Investments in Common Stock/ESOP Participation. Eligible Employees of Dakota Prairie are prohibited from investing in the Investment Fund invested primarily in Common Stock and are excluded from participating in the ESOP portion of the Plan.

Explanation: The amendment adds a new supplement to the Plan to reflect the provisions of the Plan as applicable to Dakota Prairie and to provide for compliance with the Code and ERISA with respect to the Plan’s treatment as a multiple employer plan.
IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“EBC”) on this 9th day of September, 2013.

MDU RESOURCES GROUP, INC. EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman.

DM_US 44537349-4.036634.0027

4